Exhibit 99.1

For Immediate Release

Media Contact

Jonathan Kennedy

Interim Chief Financial Officer

Intersil Corporation

Tel: (408) 546-3399

e-mail: investor@intersil.com

Intersil Corporation Revises Expectations for the Fourth Quarter

MILPITAS, CA, December 3, 2008 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high-performance analog semiconductors, today announced that fourth quarter revenue will be below the company’s previous outlook. The company now expects fourth quarter revenue to be between $125 million and $135 million, an estimated decline of 38 to 43 percent from the third quarter. The company’s previous guidance was to be down 20 to 25 percent from the third quarter. Non-GAAP earnings per share are now expected to be between $0.09 and $0.12.

“As a result of the deteriorating global economy, we are revising our fourth quarter guidance. Approximately five percentage points of this reduction is due to our own actions to reduce distributor inventory in the PC channel, and the balance is the result of a very broad-based reduction in bookings during the quarter”, said Dave Bell, President and CEO. “We quickly responded to this downturn with a 9% reduction in force and strict control of operating expenses. We are also taking advantage of this downturn by focusing on the development of new products and investing in small strategic acquisitions that will make Intersil an even stronger company once growth resumes.”

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog semiconductors. The Company’s products address some of the industry’s fastest growing markets, such as, flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-swap and hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; D2Audio products; video and high-performance operational amplifiers; high-speed data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

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